Exhibit 8.3

13 May 2010

Our Ref: JYS/DQK/32217151-000002

JinkoSolar Holding Co. Ltd. Scotia Centre, 4th Floor P.O. Box 2804, George Town, Grand Cayman, Cayman Islands	By email

Dear Sir,

Project Victory

Hong Kong Tax Opinion

1.	We refer to the contemplated initial public offering (the “Offering”) of American Depositary Shares (“ADSs”) of JinkoSolar Holding Co., Ltd. (the “Company”), a Cayman Islands company. The Company proposes to list the ADSs on the New York Stock Exchange.

2.	We have been asked to provide this tax opinion on the Hong Kong tax consequences of the purchase and ownership of the ADSs by an investor that purchases ADSs in connection with the Offering.

Background

3.	We set our understanding of the facts as follows:

(a)	Each ADS represents two ordinary shares of the Company, par value US$0.00002 per share.

(b)	The Company is a solar wafer, solar cell and solar module producer and the Company conducts its production activities primarily through its operating subsidiaries, Jinko Solar Co., Ltd. (“Jiangxi Jingko”) in Jiangxi Province and Zhejiang Jinko Solar Co., Ltd. (“Zhejiang Jinko”) in Zhejiang Province in China.

(c)	The Company was incorporated in the Cayman Islands in August 2007. The Company owns 100% of Paker Technology Limited (“Paker”), a Hong Kong incorporated company, which in turn owns 100% of Jiangxi Jingko.

(d)	Paker and Jiangxi Jinko own 25% and 75%, respectively, of Zhejiang Jinko.

(e)	Paker owns 100% of JinkoSolar International Limited, a company incorporated under the laws of Hong Kong.

(f)	Jiangxi Jinko owns 100% of Shangrao Jinko Import and Export Co., Ltd., a company incorporated under the laws of China.

(g)	Both the Company and Paker are pure investment holding companies with no business activities in Hong Kong. None of Jiangxi Jingko, Zhejiang Jinko, JinkoSolar International Limited and Shangrao Jinko Import and Export Co., Ltd. have any employees or business activities in Hong Kong.

4.	Based on and subject to the foregoing, we set out below our opinion of the Hong Kong tax consequences of the purchase and ownership of the ADSs by an investor that purchases ADSs in connection with the Offering.

Certain Hong Kong Tax Matters

Hong Kong profits tax generally

5.	An investor will be subject to Hong Kong profits tax on income derived from investing in the ADSs only if both of the following factors are satisfied:

(i)	the investor carries on a business in Hong Kong, and

(ii)	the gain arises in or is derived from Hong Kong.

Hong Kong does not tax gains of a capital nature.

6.	The profits tax rate applicable to companies for the year of assessment 2010/11 is 16.5%. The profits tax rate applicable to individuals for year of assessment 2010/11 is 15%.

Purchase and sale of ADSs

7.	Where the investor has no presence in Hong Kong and does not carry on any activities in Hong Kong either directly or through an agent, any gains derived by the investor from the purchase and subsequent disposal of the ADSs would not be subject to Hong Kong profits tax.

8.	Where the investor carries on business in Hong Kong, one needs to consider whether the gains from the disposal of the ADSs is capital or revenue in nature, and whether it is Hong Kong or non-Hong Kong sourced.

9.	There is no tax on capital gains in Hong Kong. If the investor is carrying on a business in Hong Kong but holds the ADSs for investment purpose, any gains derived from the disposal of the ADS would not be subject to Hong Kong profits tax. The onus will be on the investor to prove that the gains are capital in nature.

10.	If the investor is carrying on business in Hong Kong and fails to prove that the profits derived from the disposal of the ADSs is capital in nature, the profits on disposal will be subject to Hong Kong profits tax if it is Hong Kong source. Trades of ADSs executed on the New York Stock Exchange would generally be considered to be effected in the United States and therefore any profits on disposal would be considered to be non-Hong Kong source and hence not subject to Hong Kong tax. This general principle may not apply to the trading profits of certain investors due to the nature of their business (e.g. insurance companies) or the way their transaction is arranged (e.g. off exchange transactions).

Dividends received on ADSs

11.	According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid by the Company on ADSs would not be subject to any Hong Kong tax, even if received by investors in Hong Kong.

Stamp duty

12.	No Hong Kong stamp duty is payable on the purchase and sale of the ADSs.

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This Opinion is based on Hong Kong laws applicable as of the date of this opinion and does not cover future laws or regulations or future interpretations or implementations of the current laws and regulations.

Pursuant to requirements relating to practice before the Internal Revenue Service, any tax advice in this communication is not intended to be used, and cannot be used, for the purpose of (i) avoiding penalties imposed under the U.S. Internal Revenue Code, or (ii) promoting, marketing or recommending to another person any tax related matter.

This opinion is given to the addressee for the purpose of filing the Registration Statement with the Securities and Exchange Commission. We hereby consent to the use of this opinion in, and the filing of this opinion as an exhibit to, the Registration Statement and to the use of our name under the caption “Taxation” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules or regulations of the Commission promulgated thereunder.

Please contact Jacqueline Shek (+852 2846-2154) if you have any questions.

Yours faithfully,

Baker & McKenzie

/s/ Baker & McKenzie

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